As filed with the Securities and Exchange Commission on December 31, 1998
                                               Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             ------------------------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
             ------------------------------------------------------


                             TRINITECH SYSTEMS, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    New York
--------------------------------------------------------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   06-1344888
--------------------------------------------------------------------------------

                                  (IRS Employer
                             Identification Number)
             ------------------------------------------------------


                                333 Ludlow Street
                           Stamford, Connecticut 06902
                                 (203) 425-8000
--------------------------------------------------------------------------------
                        (Address and telephone number of
                    Registrant's Principal Executive Offices)

             ------------------------------------------------------


                               Richard A. Castillo
                             Chief Financial Officer
                             Trinitech Systems, Inc.
                                333 Ludlow Street
                           Stamford, Connecticut 06902
                       (Name, Address and Telephone Number
                              of Agent for Service)

                                    Copy to:

                             Adam W. Finerman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

             ------------------------------------------------------



       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                             CALCULATION OF REGISTRATION FEE
==========================================================================================================

                                Amount         Proposed Maximum    Proposed Maximum
   Title of Shares to be        to be          Aggregate Price        Aggregate           Amount of
       Registered              Registered       Per Share           Offering Price     Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par         600,000          $8.50(1)            $5,100,000          $1504.50
value
----------------------------------------------------------------------------------------------------------
Common Stock, $.001 par         200,000          $8.50(1)            $1,700,000           $501.50
value, issuable upon
exercise of Warrants
----------------------------------------------------------------------------------------------------------
 Total                                                                                   $2006.00
==========================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low price of the Company's Common Stock, $.001 par value, on the American Stock Exchange on December 28, 1998.

                             ----------------------

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY US FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAD BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.


PROSPECTUS
                 SUBJECT TO COMPLETION, DATED DECEMBER 31, 1998

                         800,000 SHARES OF COMMON STOCK

                             TRINITECH SYSTEMS, INC.


          The Selling Stockholders listed in this Prospectus are offering and selling an aggregate of 800,000 shares of Common Stock of Trinitech Systems, Inc., including (i) 600,000 shares of Common Stock being offered by the Selling Stockholders which were purchased from the Company in a private placement in November 1998, (ii)175,000 shares of Common Stock issuable upon the exercise of certain warrants issued to Peter Kilbinger Hansen and Jerome Belsen for certain loans made to the Company and (iii) 25,000 shares of Common Stock issuable upon the exercise of certain warrants issued to Saggi Capital Corporation for financial advisory services rendered to the Company. All proceeds from the sale of the Common Stock under this prospectus will go to the Selling Stockholders. We will not receive any proceeds from the sale of such Common Stock.

          Our common stock is listed on the American Stock Exchange under the symbol "TSI". The last reported sale price on the American Stock Exchange for our Common Stock on December 30, 1998 was $8.625 per share.

          The Selling Stockholders may offer and sell their shares of Common Stock through public or private transactions on the American Stock Exchange, at prevailing market prices or at privately negotiated prices. The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders. Any broker-dealer acquiring the Common Stock from the Selling Stockholders may sell such securities in its normal market-making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this Prospectus.



--------------------------------------------------------------------------------

       THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 5 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------


Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------




              The date of this Prospectus is [      ] , 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock is listed on the American Stock Exchange and such reports and other information may also be inspected at the offices of AMEX at 86 Trinity Place, New York, NY 10006.




                                TABLE OF CONTENTS




WHERE YOU CAN FIND MORE  INFORMATION.......................................2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................3

ABOUT THIS PROSPECTUS......................................................3

THE COMPANY................................................................4

RISK FACTORS...............................................................5

USE OF PROCEEDS............................................................7

SELLING SHAREHOLDERS.......................................................8

PLAN OF DISTRIBUTION......................................................10

LEGAL MATTERS.............................................................10

ADDITIONAL INFORMATION....................................................11

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

          (1) Our Annual Report on Form 10-KSB for the year ended December 31, 1997;

          (2) Our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998; and

          (3) Our Application for Registration of our common stock on Form 8-A dated April 9, 1997.


          You may request a copy of these filings (excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings) at no cost, by writing or telephoning us at the following address:

                                    Trinitech Systems, Inc.
                                    333 Ludlow Street
                                    Stamford, CT 06902
                                    Attention: Chief Financial Officer
                                    (203) 425-8000




                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

                                   THE COMPANY

                  We develop and market advanced electronic trading systems to brokerage firms, international global exchanges trading in equities, currencies and futures & options. We also successfully leverage our patented flat panel hardware technology, the Trinitech Touchpad(R), through sales outside the financial sector.

                  Our goal is to become the leading provider of real-time electronic trade entry and routing systems to the global financial services industry thereby offering our customers the ability to enter and route orders and executions from "end-to-end," from the buy-side/retail institution or remote branch office through to the exchange floors and electronic exchanges. We are setting new standards for the future in this regard and its technology is being used by such firms as Morgan Stanley & Co., Inc., J.P. Morgan Securities, Inc., Lehman Brothers, Inc., Merrill Lynch Pierce, Fenner & Smith, Inc., Smith Barney, Inc., CS First Boston, Paine Webber, Incorporated, Donaldson, Lufkin & Jenrette, Inc., Pershing Trading Corp., and Dean Witter Reynolds, Inc. among others.

                  Our systems provide electronic order entry, order routing, tracking and risk monitoring capabilities, replacing existing paper and telephone based trading and eliminating a number of redundant steps in the order flow and execution reporting process. All of our products are available in flexible building blocks that can be sold either together or separately to complement existing customer components. This has given us the ability to collect revenue from each "link" of the trading process. We also continue to expand our product portfolio with new and complimentary software modules that allow us to collect revenue from multiple levels. We now offer our trading systems on a subscription or transaction basis, with hardware, software and maintenance provided for a monthly fee, offering to customers minimal up-front investment in technology as well as an alternative to costly in-house development, while allowing us a simplification of the sales cycle as well as significant recurring revenue.

                  In September 1997, the Company  launched its NYFIX Network,  a
FIX (Financial Information Exchange Protocol) and Exchange Access Network designed to provide the financial community with a central electronic meeting place for routing real-time orders and other FIX messages. NYFIX was built upon the original infrastructure of our NYSE Data Center which was established in October 1996. NYFIX provides our equities customers access to its subscription-based quote, order and execution routing systems as well as providing connectivity between the buy- side, sell-side and exchange floor environments. NYFIX offers member firms the ability to utilize our systems without having to invest in a communications infrastructure. Furthermore, our NYFIX Data Center offers the potential for an "any to any" relationship for routing orders and executions between and among firms and the NYSE. We continue to provide the raw terminals, software, and infrastructure to tie the trading industry together for electronic entry and routing of orders and executions.

                  Trinitech TouchPad (R), Guided-Input, X-Pad, Trinitech, the Company's logo "T", and Trinitech Systems are registered trademarks of Trinitech Systems, Inc.

                  Our principal executive offices are located at 333 Ludlow Street, Stamford, Connecticut, 06902. Our telephone number is (203) 425-8000.

                                  RISK FACTORS

          THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

LIMITED HISTORY OF OPERATIONS; LOSSES SINCE INCEPTION.

          We have conducted our business operations since June 1991. During that time we have had limited revenue from operations or other financial results upon which investors may base an assessment of our potential. We have had cumulative operating losses since our inception in 1991 through September 30, 1998 of approximately $6.2 million. We cannot assure you that we will succeed in implementing our business strategy or achieving profitable operations in the future.

NEW PRODUCTS AND TECHNOLOGICAL CHANGE.

          The markets for our products are characterized by rapidly changing technology and new product introductions. Accordingly, we believe that our future success will depend on our ability to enhance our existing products and to develop and introduce in a timely fashion new products that achieve market acceptance. We have been able to develop and launch products supporting industry standard operating systems and networks. We believe that we will be able to continue to compete and adapt to potential new future industry standards, but we cannot assure you that we will in fact be able to identify, develop, assemble, market or support such products successfully or that we will be able to respond effectively to technological changes or product announcements by competitors.

DEPENDENCE ON PRINCIPAL CUSTOMERS.

          During the nine months ended September 30, 1998, one customer accounted for approximately 16% of total revenue, and during the year ended December 31, 1997 one customer accounted for approximately 17% (non-financial service firm customer) of total revenue. We are presently negotiating, and anticipate entering into, additional contracts to supply our software products and subscriptions to our NYFIX data center. However, we are likely to be dependent on a limited number of significant customers for the foreseeable future. The loss of any such significant customer would likely have a material adverse effect on our revenue.

DEPENDENCE ON KEY MANAGEMENT.

          Our success is dependent upon the expertise of the key members of our management team, particularly our President and Chief Executive Officer, Mr. Peter Kilbinger Hansen. The loss of Mr. Hansen's services would, and the loss of the services of Mr. Lars Kragh, Vice President-Research and Development Manager, may, have a material adverse effect upon our operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. Competition for such personnel is intense, and we may be unable to retain key technical, sales, development and managerial employees or attract, assimilate or retain other highly qualified technical, sales, development and managerial personnel in the future. If we are unable to hire such personnel on a timely basis, our business, operating results and financial condition could be materially adversely affected.

COMPETITION.

          We believe that we compete favorably because of our competitive marketing and niche orientation combined with our product range and open architecture strategy, offering connection to all major industry computer networks and operating a window manager system. However, we face competition from a variety of providers, and may face competition from a variety of potential providers, many of which have or will have considerably larger and greater financial and human resources and marketing capabilities. Our competitors may also have:

          o    longer operating histories;

          o    significantly   greater   financial,   technical   and  marketing
               resources;

          o    greater name recognition;

          o    a larger installed base of customers and products;

          o well-established relationships with our current and potential customers; and

          o    extensive knowledge of the industry.

          As a result, our competitors may respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Further, our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that industry consolidations may create more formidable competitors, resulting in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, operating results and financial condition. We may not be able to compete successfully against current and future competitors and competitive pressures we face may materially adversely affect our business, operating results and financial condition.

RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY

          Our products are complex and may contain undetected errors or failures when we first introduce them or at a later time. Although we have not experienced material adverse effects resulting from any errors to date, our products could contain errors. If our products contain errors, we could experience a loss of or delay in market acceptance, which could materially adversely affect our business, operating results and financial condition. While we have not experienced product liability claims to date, our business may entail the risk of such claims. A successful product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

NO DIVIDENDS.

           We have never paid cash dividends on any of our shares of Common Stock. We intend to retain any future earnings to finance our growth.

POSSIBLE ADVERSE MARKET EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

          Approximately 1,440,381 shares of our Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold pursuant to a registered offering or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the sale of limited quantities of restricted securities without registration under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144(k) also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of us and who has satisfied a two-year holding period. We are unable to predict the effect that future sales under Rule 144 may have on the then prevailing market price of our Common Stock. We expect, however, that the sale of any substantial number of shares of our Common Stock will have a depressive effect on the market price of our Common Stock. As of the date of this Prospectus, 448,881 shares of restricted securities we have issued (other than the securities to which this prospectus relates) are eligible for resale under Rule 144. Any such sale, particularly if large in volume, could have a material adverse effect on the market for and price of shares of Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS; SHAREHOLDER RIGHTS PLAN

          Our shareholders may be deprived of the opportunity to receive a premium for their shares because of certain provisions of the New York Business Corporation Law and our shareholder rights plan. These provisions may , among other things, delay or prevent a change in control of Trinitech or a change in our management, or restrict the ability of our shareholders to authorize a merger or other business combination. These provisions are expected to encourage persons seeking to acquire control of Trinitech to consult first with the Board of Directors to negotiate the terms of any proposed merger or other business combination.

OUTSTANDING OPTIONS AND WARRANTS

          We have outstanding options and warrants to purchase an aggregate 1,416,537 shares of our Common Stock at a weighted average exercise price of $5.34 per share. The exercise of all of outstanding warrants and options would dilute the then-existing stockholders' percentage ownership of our Common Stock, and any sales in the public market could adversely affect prevailing market prices for our Common Stock. Moreover, the terms upon which we would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to than those provided by such securities.

FORWARD LOOKING STATEMENTS AND ASSOCIATED RISKS

          Certain forward-looking statements, including statements regarding our expected financial position, business and financing plans are contained in this Prospectus or are incorporated in documents annexed as exhibits to this Prospectus. These forward-looking statements reflect our views with respect to future events and financial performance. The words, "believe," "expect," "plans" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Prospectus, including, without limitation, under "Risk Factors." All subsequent written and oral forward- looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

YEAR 2000 COMPLIANCE

          We are aware of the issues related to the Year 2000 that are associated with the programming code in existing computer systems. The "Year 2000 problem" may affect every computer operation to varying degrees. Systems that do not properly recognize the Year 2000 could generate erroneous data or cause a system to fail. We expect to implement the systems and programming changes necessary to address Year 2000 issues and we do not believe that the cost of such actions will materially affect our results of operations or financial condition. However, significant uncertainty exists concerning the potential costs and effects associated with any Year 2000 compliance. We view all of our applications as critical to our success. We have recently converted out capital sales model to a subscription sales model which is substantially Year 2000 compliant. We are also in the process of setting up a redundant environment and testing the remainder of our business applications, which we intend to complete by the end of 1999.

          We cannot assure you that our suppliers or other third parties have taken, or will take, the necessary steps to adequately address their respective Year 2000 issues on a timely basis. If our suppliers or other third parties do not takes such steps, it could have a material adverse effect on our business, financial condition or results of operations. In order to minimize the impact on our operations that would occur as a result of a failure on the part of our suppliers or other third parties from taking such actions, we have formed a project team to monitor the activities of such suppliers and third parties. We intend to continue monitoring the progress of others in order to determine whether adequate services will be provided to run our operations in the future.

           It is possible that a significant amount of litigation will arise out of Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by such issues. Although we are not aware of any material operational issues or costs associated with preparing our internal system for the Year 2000, there can be no assurances that we will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems.


                                 USE OF PROCEEDS

                  The shares of Common Stock offered hereby are being registered for the account of the Selling Stockholders identified in this Prospectus. See "Selling Stockholders." All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares. We will not receive any part of the proceeds from such sales of Common Stock.

                              SELLING SHAREHOLDERS

           The Selling Shareholders have informed us that the name, maximum number of shares of common stock to be sold and total number of shares of common stock which each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of common stock registered pursuant to this prospectus.

                                                                                                   Number of
                                                                                               Common Shares of
                                                                                                 Class to be
                                                                              Maximum          Beneficially Owned
                                                                              Number of       After Completion of
                                                  Number of Common Shares    Shares to be         the Offering*
                                               Beneficially Owned Prior      Offered for       ------------------
          Name and Address(1)                       to the Offering           Resale           Number     Percent
-----------------------------------------      --------------------------   -------------      ------     -------

Norman Alderman                                            5,000              5,000               --        --
Eva Balcer                                                 2,500              2,500               --        --
Jerome Belson(2)                                         700,000            200,000            500,000      5.2%
Gerald Brauser                                            93,900             47,500             46,400      --
Bridge Ventures, Inc.                                    172,606             10,000            162,606      1.7%
Frank B. Carr                                            111,000             50,000             61,000      --
Elizabeth Rodwell Dart                                    24,500              5,000             19,500      --
Guy Michael Dart                                          80,000             65,000             15,000      --
Guy Michael Dart, FBO Lindsay Dart                        40,000              6,500             33,500      --
Guy Michael Dart Family Trust                             20,000             20,000               --        --
Justin W. Dart, Trust                                    100,000            100,000               --        --
Stephen Dart                                             105,000             20,000             85,000      --
William DeArman                                           16,200             16,200               --        --
Stephen DePalma                                           10,000             10,000               --        --
Peter Kilbinger Hansen(3)                              1,235,850             25,000          1,210,850     12.5%
Michael and Beverly Isenberg TTEE Employees                8,500              5,000              3,500      --
     Profit Sharing Plan
Michael and Beverly Isenberg TTEE Employees                8,500              5,000              3,500      --
     Money Purchase Pension Plan
Richard Jordan                                            15,500             15,500               --        --
Dr. Robert Karsten                                        54,600             10,000             44,600      --
Alan Kirchick(4)                                          35,000              6,750             28,250      --
Curtis Lanning                                            55,000             10,000             45,000      --
Bradley Marlin(4)                                         35,000              5,750             29,250      --
Robert Scott Moore(4)                                     35,000              5,750             29,250      --
Daniel Orenstein                                          10,000              5,000              5,000      --
Tis Prager                                                50,000             10,000             40,000      --
Joseph Roselle                                            60,000             50,000             10,000      --
Harvey Ross                                                5,000              5,000               --        --
Saggi Capital Corporation(5)                              25,000             25,000               --        --
Ronald Schaffer                                            5,000              5,000               --        --
Jerome Schuster                                           10,000             10,000               --        --
Marvin Sheeber                                             5,000              5,000               --        --
Larry Speller                                              5,000              5,000               --        --
Carl E. Warden(6)                                        450,000             13,800            436,200     4.6%
Carl Eric Warden                                          50,000             14,750             35,250      --
Willstar Consultants, Inc.                                 5,000              5,000               --        --

-----------------

o Unless otherwise stated, the number of common shares owned by such holder after completion of the Offering represent less than 1% of the outstanding shares of Common Stock.

(1)  The  persons  named in the table,  to the  Company's  knowledge,  have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the footnotes to this table. The calculation of Common Shares beneficially owned was determined in accordance with Rule 13-3(d) of the Exchange Act.


(2) Includes 150,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $6.375 per share.

(3) Includes 650,000 shares of Common Stock held by TechSoft, a corporation partially owned by Mr. Kilbinger Hansen, which shares may be deemed to be beneficially owned by Mr. Kilbinger Hansen. Also includes 32,500 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock at a weighted average exercise price of $5.42 per share. Also includes 272,500 shares of Common Stock issuable upon the exercise of options to purchase Common stock at a weighted average exercise price of $4.87. Mr. Kilbinger Hansen serves as President, Chief Executive Officer and Chairman of the Board of Directors of the Company.

(4) This Selling Shareholder is a relative of Carl E. Warden. Mr. Warden disclaims beneficial ownership of the shares of Common Stock held by this Selling Shareholder.

(5) Includes 25,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $6.00 per share.

(6) Consists of 22,500 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock at an exercise price of $5.125 per share. Carl E. Warden is a Director of the Company.

                              PLAN OF DISTRIBUTION

          This offering is self-underwritten; neither we nor the Selling Stockholders have employed an underwriter for the sale of common stock by the Selling Stockholders. We will bear all expenses in connection with the preparation of this Prospectus. The Selling Stockholders will bear all expenses associated with the sale of the common stock.

          The Selling Stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

          o On any stock exchange on which the shares of common stock may be listed at the time of sale;
          o    in negotiated transactions;
          o    in the over-the-counter market; or
          o    in a combination of any of the above transactions.

          The Selling Stockholders may offer their shares of common stock at any of the following prices:

          o    Fixed prices which may be changed;
          o    market prices prevailing at the time of sale;
          o    prices related to such prevailing market prices; or
          o    at negotiated prices

          The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          Any broker-dealer acquiring common stock from the Selling Stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the American Stock Exchange or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The Selling Stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the Selling Stockholders and applicable transfer taxes, are payable by the Selling Stockholders.

          The Selling Stockholders reserve the right to accept, and together with any agent of the Selling Stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The Selling Stockholders will pay any sales commissions or other seller's compensation applicable to such transactions.

          We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Selling
Stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Selling Stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

          Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market making activities with respect to the common stock.


                                  LEGAL MATTERS

          Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Robert L. Frome, a member of Olshan Grundman Frome & Rosenzweig LLP, beneficially owns 60,000 shares of Common Stock and may be deemed to be the beneficial owner of an additional 4,000 shares of Common Stock, 2,000 shares of which are held by his daughter and 2,000 shares of which are held by a partnership for which Mr. Frome is a General Partner.

                             ADDITIONAL INFORMATION

           We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

================================================================================
No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer or solicitation by anyone in any state in which such person is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof. We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of [ ], 1999.

                                 800,000 SHARES

                             TRINITECH SYSTEMS, INC.

                                  COMMON STOCK


                                   PROSPECTUS



                                    [ ], 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant, are as follows:

SEC Registration Fee...................................... $2,006.00
Accounting Fees and Expenses..............................  1,500.00
Legal Fees and Expenses................................... 15,000.00
Blue Sky Fees and Expenses................................  2,000.00
Miscellaneous Expenses....................................  9,494.00
                                                           ---------
Total.....................................................$30,000.00
                                                          ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

                  The Company's by-laws provide that every director and officer of the Company and his heirs, executors, administrators and other legal personal representatives shall be indemnified and held harmless from and against (a) any liability and all costs, charges and expenses that he sanctions or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for or in respect of anything done or permitted by him in respect of the execution of the duties of his office and (b) all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Company.

                  The Company maintains a $1,000,000 directors and officers liability insurance policy.


ITEM 16.  EXHIBITS.

                  EXHIBIT INDEX

EXHIBIT

          3.1 Articles of Incorporation of Trinitech Systems, Inc. (Exhibit 3.1 to Registrant's Form 10 filed March 5, 1993)
          3.2 By-Laws of Trinitech Systems, Inc. (Exhibit 3.2 to Registrant's Form 10 filed March 5, 1993)
          4.1  Certificate of  Designation of Series A Preferred  Stock (Exhibit
               4.1 to Registrants's Form 10 filed March 5, 1993)
          4.2 Specimen - Common Stock Certificate (Exhibit 4.2 to the Registrants' Annual Report on Form 10K for the fiscal year ended December 31, 1993).
          4.3 Rights Agreement, dated as of September 1, 1997, between the Registrant and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (Exhibit 1 to the Registrants Form 8-A filed September 10, 1997)
          5.1 Opinion of Olshan Grundman Frome & Rosenzweig LLP (to be filed by amendment)
          10.1 Employment Agreement with Peter Kilbinger Hansen dated January 1,
               1991 (Exhibit 3.2 to Registrants' Form 10 filed March 5,1993)
          10.2 Revolving Credit Agreement,  dated April 30, 1995,  between First
               Fidelity Bank and the Registrant (Exhibit 10.2 to the Registrant's Form S-3 filed April 10, 1997)
          10.3 Amended and Restated  1991  Incentive  Stock Option Plan (Exhibit
               10.3 to the Registrant's Form S-3 filed April 10, 1997)
          10.4 Loan Agreement, dated June 2, 1997, by and between First Union Bank of Connecticut and the Registrant (Exhibit 10.2 to the Registrant's Annual Report on Form 10KSB for the year ended December 31, 1997)
          10.5 Revolving Credit Agreement dated July 13, 1998 between The Chase Manhattan Bank and the Registrant (Exhibit 10.4 to Registrant's Form 8-K dated August 7, 1998)
          23.1 Consent of Independent Public Accountants
          23.2 Consent of Olshan  Grundman  Frome & Rosenzweig LLP ( included in
               Exhibit 5.1)
          24.1 Powers of Attorney (included on Page II-3)


ITEM 17.  UNDERTAKINGS

          The undersigned registrant hereby undertakes:

          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against each such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stamford, State of Connecticut on this 31st day of December, 1998.

                             TRINITECH SYSTEMS, INC.


                             By: /s/ Peter Kilbinger Hansen
                                ---------------------------
                                Name:  Peter Kilbinger Hansen
                                Title: Chairman of the Board and President
                                       (Chief Executive Officer)

                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter Kilbinger Hansen and Richard A. Castillo his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

SIGNATURES                            TITLE                       DATE

/s/ Peter Kilbinger Hansen      Chairman of the Board          December 31, 1998
--------------------------      (Principal Executive Officer)
Peter Kilbinger Hansen

/s/ Richard A. Castillo         Chief Financial Officer        December 31, 1998
--------------------------      (Principal Accounting Officer)
Richard A. Castillo

                                Director                       December 31, 1998
--------------------------
Dr. John H. Chapman

/s/ Craig M. Shumate            Director                       December 31, 1998
--------------------------
Craig M. Shumate

/s/ Carl E. Warden              Director                       December 31, 1998
--------------------------
Carl E. Warden

                                  EXHIBIT INDEX

EXHIBIT

          3.1 Articles of Incorporation of Trinitech Systems, Inc. (Exhibit 3.1 to Registrant's Form 10 filed March 5, 1993)
          3.2 By-Laws of Trinitech Systems, Inc. (Exhibit 3.2 to Registrant's Form 10 filed March 5, 1993)
          4.1  Certificate of  Designation of Series A Preferred  Stock (Exhibit
               4.1 to Registrants's Form 10 filed March 5, 1993)
          4.2 Specimen - Common Stock Certificate (Exhibit 4.2 to the Registrants' Annual Report on Form 10K for the fiscal year ended December 31, 1993).
          4.3 Rights Agreement, dated as of September 1, 1997, between the Registrant and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (Exhibit 1 to the Registrants Form 8-A filed September 10, 1997)
          5.1 Opinion of Olshan Grundman Frome & Rosenzweig LLP (to be filed by amendment)
          10.1 Employment Agreement with Peter Kilbinger Hansen dated January 1,
               1991 (Exhibit 3.2 to Registrants' Form 10 filed March 5,1993)
          10.2 Revolving Credit Agreement,  dated April 30, 1995,  between First
               Fidelity Bank and the Registrant (Exhibit 10.2 to the Registrant's Form S-3 filed April 10, 1997)
          10.3 Amended and Restated  1991  Incentive  Stock Option Plan (Exhibit
               10.3 to the Registrant's Form S-3 filed April 10, 1997) 10.4 Loan Agreement, dated June 2, 1997, by and between First Union Bank of Connecticut and the Registrant (Exhibit 10.2 to the Registrant's Annual Report on Form 10KSB for the year ended December 31, 1997)
          10.5 Revolving Credit Agreement dated July 13, 1998 between The Chase Manhattan Bank and the Registrant (Exhibit 10.4 to Registrant's Form 8-K dated August 7, 1998)
          23.1 Consent of Independent Public Accountants
          23.2 Consent of Olshan  Grundman  Frome & Rosenzweig LLP ( included in
               Exhibit 5.1)
          24.1 Powers of Attorney (included on Page II-3)